Exhibit 10.20

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION HAS BEEN MARKED AS “[REDACTED]”.

Execution version

EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement

June 2022

for

Cadeler A/S

arranged by

DNB Bank ASA

as Mandated Lead Arranger

with

DNB Bank ASA

acting as Agent

DNB Bank ASA

acting as Issuing Bank

and

DNB Bank ASA

acting as Security Agent

Advokatfirmaet Wiersholm AS

Wiersholm.no

Contents

1.	Definitions and Interpretation	4
2.	The FacilitIES	23
3.	Purpose	26
4.	Conditions of Utilisation	26
5.	Utilisation - Loans	27
6.	utilisation – letters of credit	28
7.	letters of credit	29
8.	Repayment	31
9.	Illegality, Voluntary Prepayment and Cancellation	32
10.	Mandatory Prepayment and Cancellation	33
11.	Restrictions	34
12.	Interest	35
13.	Interest Periods	36
14.	Changes to the Calculation of Interest	37
15.	Fees	38
16.	Tax Gross Up and Indemnities	39
17.	Increased Costs	41
18.	Other Indemnities	42
19.	Mitigation by the Lenders	44
20.	Costs and Expenses	44
21.	Guarantee and Indemnity	45
22.	SECURITY	47
23.	Representations	49
24.	Information Undertakings	53
25.	Financial Covenants	57
26.	General Undertakings	58
27.	Vessel undertakings	62
28.	Events of Default	67
29.	Changes to the Lenders	70
30.	Restriction on Debt Purchase Transactions	73
31.	Changes to the Obligors	73
32.	Role of the Agent, the SECURITY AGENT, the Arranger, the issuing bank and Others	73
33.	Conduct of Business by the Finance Parties	83
34.	Sharing among the Finance Parties	83
35.	Payment Mechanics	84
36.	Notices	87
37.	Calculations and Certificates	90
38.	Partial Invalidity	90
39.	Remedies and Waivers	90
40.	Amendments and Waivers	90
41.	Confidential Information	96
42.	Confidentiality of Funding Rates	99
43.	Counterparts	100
44.	Governing Law	100
45.	Enforcement	100

THIS AGREEMENT is dated 29 June 2022 and made between:

(1)	Cadeler A/S a company incorporated under the laws of Denmark (and with Danish company registration number CVR 31 18 05 03) having its registered address at Arne Jacobsens Allé 7, 2300 Copenhagen S, Denmark as borrower (the "Borrower");

(2)	WIND ORCA LIMITED a company incorporated under the laws of the Republic of Cyprus (registration no. HE 412457) having registered address at 23 Kennedy Avenue, GLOBE HOUSE, 4th floor, 1075 Nicosia, Cyprus as guarantor (the "Wind Orca Vessel Owner");

(3)	WIND OSPREY LIMITED a company incorporated under the laws of the Republic of Cyprus (registration no. HE 412453) having registered address at 23 Kennedy Avenue, GLOBE HOUSE, 4th floor, 1075 Nicosia, Cyprus as guarantor (the "Wind Osprey Vessel Owner");

(4)	DNB BANK ASA as mandated lead arranger (the "Arranger");

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");

(6)	DNB BANK ASA as hedge counterparty (the "Original Hedge Counterparty");

(7)	DNB BANK ASA as bookrunner and green advisor;

(8)	DNB BANK ASA as agent of the other Finance Parties (the "Agent");

(9)	DNB BANK ASA as security agent for the Secured Parties (the "Security Agent");

(10)	DNB BANK ASA as issuing bank (the "Issuing Bank"); and

(11)	DNB BANK ASA as account bank (the "Account Bank").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"Acceptable Bank" means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non- credit-enhanced debt obligations of A1 or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A- or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

"Accounting Principles" means generally accepted accounting principles in the applicable jurisdictions including, if applicable IFRS.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annual Financial Statements" has the meaning given to that term in Clause 24 (Information Undertakings).

"Applicable Margin" means, in relation to a Loan:

(a)	[REDACTED] per cent. per annum; or

(b)	in respect of any Green Loans; [REDACTED] per cent. per annum less, if applicable pursuant to Clause 12.2 (Green Loan Margin Discount), the Green Loan Margin Discount.

"Approved Shipbrokers" means any of Fearnleys, Clarksons Platou, Lorentzen & Co or such other independent and internationally reputable broker approved by the Agent.

"Approved Ship Registry" means the ship registry of Norway, Cyprus, Denmark, England, Greece, Singapore and Italy or such other ship registry as approved in writing by all Lenders.

"Approved Classification Society" means DNV GL or such other classification society acceptable to all Lenders.

"Assignment of Earnings (Borrower)" means a first priority assignment governed by Danish law in form and substance acceptable to the Security Agent in favour of the Security Agent (on behalf of the Finance Parties) of all of the Borrower's rights, title and interest in or to any monetary claims arising under any present and future charterparties or employment contract for any Vessel (including the proceeds of such claims) with an obligation of the Borrower (and a right of the Security Agent) to serve notice (in Danish: denunciation) of such assignment on the counterparty and obtain (on a best efforts basis) an acknowledgement of such notice from the counterparty:

(a)	if the term of such charterparty or employment contract exceeds twelve (12) months;

(b)	if the Agent or Security Agent has granted a quiet enjoyment letter in respect of such contract; and/or

(c)	if requested by the Agent or Security Agent, following the occurrence of an Event of Default which is continuing.

"Assignment of Earnings (Vessel Owners)" means, in relation to a Vessel, a first priority assignment governed by English law in form and substance acceptable to the Security Agent in favour of the Security Agent (on behalf of the Finance Parties) of all of each Vessel Owner's rights, title and interest in or to any monetary claims arising under any present and future charterparties or employment contract for any Vessel (including the proceeds of such claims) with an obligation of the relevant Vessel Owner (and a right of the Security Agent) to serve notice of such assignment on the counterparty and obtain (on a best efforts basis) an acknowledgement of such notice from the counterparty:

(a)	for any bareboat charter or other contract with the Borrower or any other member of the Group (whether such contract is existing as of the date of this Agreement or entered into after the date of this Agreement and irrespective of term);

(b)	if the charterparty or contract is with an end customer:

(i)	under any charterparty or contract if the term exceeds twelve (12) months;

(ii)	if the Agent or Security Agent has granted a quiet enjoyment letter in respect of such contract; and/or

(iii)	if requested by the Agent or Security Agent, following the occurrence of an Event of Default which is continuing.

"Assignment of Hedging Claims" means a first priority assignment in favour of the Security Agent (on behalf of the Finance Parties) of the Borrower's rights, titles and interests under any Hedging Agreements, to be in form and substance acceptable to the Security Agent.

"Assignment of Insurances" means a first priority assignment governed by English law by each Vessel Owner and the Borrower (in its capacity as charterer and co-insured) in favour of the Security Agent (on behalf of the Finance Parties) of the Insurances relating to each Vessel, to be in form and substance acceptable to the Security Agent.

"Assignment of Intercompany Loans" means a first priority assignment governed by Danish law of the claims of the Borrower under any present and future loan to or other intra-group claims against any of the Vessel Owners (including the proceeds of such claims, but excluding any claims created under the Cash Pool Arrangement), in favour of the Security Agent (on behalf of the Secured Parties) to be in form and substance acceptable to the Security Agent.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means in relation to the Revolving Facility, the period from and including the date of this Agreement to the date falling one (1) month prior to the Termination Date.

"Available Commitment" means, in relation to the Revolving Facility, a Lender's Commitment under that Facility minus (subject as set out below):

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date,

other than that Lender's participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means, in relation to the Revolving Facility, the aggregate for the time being of each Lender's Available Commitment.

"Break Costs" means the amount (if any) by which:

(a)	the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Budget" means any budget delivered by the Borrower to the Agent pursuant to Clause 24.5 (Budget).

"Builder" means COSCO Shipping Heavy Industry in China.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Norway and (in relation to any date for payment or purchase of euro) any TARGET Day.

"Cash Pool Agreement" means the agreement with respect to the Cash Pool Arrangement, between the Account Bank and the Obligors.

"Cash Pool Arrangement" means an international cash pool arrangement with the Account Bank, subject to the following conditions being met:

(a)	the Cash Pool Arrangement is subject to the standard terms and conditions of DNB Bank ASA for such international cash pool arrangements;

(b)	the Account Bank retains its right to set-off any claims deriving from the Cash Pool Arrangement from deposits on the Cash Pool Arrangement; and

(c)	only the Borrower and, if determined by the Borrower, the other Obligors, may participate in the Cash Pool Arrangement.

"Change of Control" means that any person or group of persons (other than Swire Pacific or the BW Group) acting in concert directly or indirectly gains control of 25 % or more of the voting and/or ordinary shares of the Borrower, without the prior written approval of the Majority Lenders.

"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means a Revolving Facility Commitment and, as applicable, any Lender's participation in any outstanding Letter of Credit.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

"Contracted Cash Flows" means the (at the time of reporting) forward-looking expected cash revenues from legally binding committed charters or employment contracts for the Vessels (and adjusted on a fully cash basis by excluding any part of the revenue already paid), excluding all options and conditional payments.

"Contracted Cash Flows Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Contracted Cash Flows Certificate).

"Declaration of Trust" means a trust deed poll to be executed by the Security Agent pursuant to which it shall hold the Transaction Security which is governed by English law on trust for the Secured Parties.

"Default" means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor, and which arise out of the use of or operation of the Vessels, including (but not limited to):

(a)	all freight and hire payable, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Vessels;

(b)	any claim under any guarantees related to freight and hire payable as a consequence of the operation of the Vessels;

(c)	compensation payable in the event of any requisition of any of the Vessels or for the use of any of the Vessels by any government authority or other competent authority;

(d)	demurrage and retention money receivable in relation to any of the Vessels;

(e)	all moneys which are at any time payable under the Insurances in respect of loss of earnings; and

(f)	any other money whatsoever due or to become due from third parties or otherwise in relation to any of the Vessels.

"Earnings Account" means any or all, as the case may be, of the sub-accounts (forming part of the Cash Pool Arrangement) nominated as such and held with the Account Bank of any Obligor into which all Earnings of the applicable Obligor from the Vessels are to be paid.

"Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 28 (Events of Default).

"Existing Facilities" means the EUR 75,000,000 senior secured green facility agreement and the EUR 40,000,000 multicurrency overdraft facility agreement (both dated 4 November 2020 and as amended thereafter) (originally) with, inter alios, the Borrower as borrower and the Agent as agent.

"Existing Guarantees" means any guarantees issued under the Existing Guarantee Facility and outstanding on the date of this Agreement.

"Existing Guarantee Facility" means the uncommitted guarantee facility in the amount of EUR 35,000,000 provided by DNB Bank ASA and SpareBank 1 SR-Bank ASA to the Borrower under a guarantee facility agreement between the Borrower as company, DNB Bank ASA and SpareBank 1 SR-Bank ASA as guarantors and DNB Bank ASA as issuing bank, originally dated 4 November 2020 (as amended and/or supplemented).

"Expiry Date" means, for a Letter of Credit, the last day of its Term.

"FA Act" means the Norwegian Act on Financial Agreements no. 46 of 25 June, 1999.

"Facilities" means the Revolving Facility and the Guarantee Facility.

"Facility Amount" means the aggregate amount of the Facilities, being an amount of up to EUR 185,000,000.

"Facility Office" means:

(a)	in respect of a Lender or Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"Fair Market Value" means the fair market value of each Vessel in EUR determined by calculating the arithmetic mean of minimum two independent valuations of each Vessel, obtained by the Borrower from two Approved Shipbrokers. If the two valuations differ by a margin of more than ten (10) per cent., then a third Approved Shipbroker, appointed by the Agent, shall provide a valuation and the fair market value of the Vessel shall be the arithmetic mean of the three valuations. The valuations shall be in form and substance acceptable to the Agent and shall be made on charter and employment free basis without physical inspection of the Vessels and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller.

"Fair Market Value Compliance Certificate" means a certificate substantially in the form set out in Schedule 10 (Form of Fair Market Value Compliance Certificate).

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means:

(a)	any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 15 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (g) of Clause 2.2 (Increase), Clause 15.4 (Fees payable in respect of Letters of Credit) or under any other Finance Document.

"Finance Document" means this Agreement, any Compliance Certificate, any Contracted Cash Flows Certificate, any Green Loan Compliance Certificate, any Fair Market Value Compliance Certificate, any Fee Letter, any Hedging Agreement, any Selection Notice, any Transaction Security Document, the Declaration of Trust, any Utilisation Request and any other document designated as a "Finance Document" by the Agent and the Borrower provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of "Default";

(b)	the definition of "Material Adverse Effect";

(c)	the definition of "Transaction Document";

(d)	the definition of "Transaction Security Document";

(e)	paragraph (a)(iv) of Clause 1.2 (Construction);

(f)	Clause 21 (Guarantee and Indemnity); and

(g)	Clause 28 (Events of Default) and Clause 28.14 (Acceleration).

"Finance Party" means the Agent, the Arranger, the Security Agent, a Lender, the Issuing Bank or a Hedge Counterparty provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of "Secured Parties";

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of "Material Adverse Effect";

(d)	Clause 21 (Guarantee and Indemnity); and

(e)	Clause 33 (Conduct of business by the Finance Parties).

"Financial Indebtedness" means, without double counting, any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply (provided in each case that advance or deferred purchase agreements where one of the primary reasons behind entering into the agreement is to have security for warranty claims or other obligations of the contractual counterparty shall not be included);

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

"Financial Lease" means any leasing of a vessel which qualifies as Financial Indebtedness pursuant to paragraph (d) of the definition of "Financial Indebtedness".

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 14.4 (Cost of funds).

"Green Loan" means a Loan, whilst:

(a)	the Borrower is in compliance with the Green Revenue Criterion;

(b)	no Voluntary Conversion has occurred; and

(c)	subject to paragraph (b) of Clause 12.2 (Green Loan Margin Discount), no Mandatory Conversion has occurred.

"Green Loan Compliance Certificate" means a certificate substantially in the form set out in Schedule 9 (Form of Green Loan Compliance Certificate) setting out in reasonable detail computations as to the Borrower’s compliance with the Green Revenue Criterion.

"Green Loan Margin Discount" means a non-cumulative margin discount of 0.10 per cent.

"Green Loan Report" means a report to be provided by the Borrower in accordance with Clause 24.10 (Green Loan reporting requirements), in form and substance satisfactory to the Lenders, and which will include:

(a)	a Sustainability Report; and

(b)	a Green Loan Compliance Certificate.

"Green Revenue Criterion" means the requirement that not more than 5% of consolidated annual turnover of the Borrower is derived from non-offshore wind installation activities.

"Group" means the Borrower and each of its Subsidiaries.

"Guarantee" means the joint and several guarantee and indemnity (Nw.: selvskyldnergaranti) granted by each Guarantor pursuant to Clause 21 (Guarantee and Indemnity).

"Guarantee Facility" means the uncommited guarantee facility as described in paragraph (a)(ii) og Clause 2.1 (the Facilities).

"Guarantee Facility Amount" means the total amount of the Guarantee Facility, being an amount of up to EUR 35,000,000.

"Guarantors" means the Wind Orca Vessel Owner and the Wind Osprey Vessel Owner and any other member of the Group acceding as a Guarantor in accordance with Clause 27.4 (Flag and Ownership).

"Hedge Counterparty" means:

(a)	any Original Hedge Counterparty; and

(b)	any Lender or any Affiliate of a Lender who becomes a Hedge Counterparty in accordance with Clause 32.16 (Hedge Counterparties).

"Hedging Agreement" means any master agreement, confirmation, schedule or other agreement, governed by Norwegian law, entered into or to be entered into by the Borrower and a Hedge Counterparty for the purpose of hedging of interest and/or currency risk related to the Newbuilding Vessels, the Vessels and/or the Facilities in accordance with Clause 26.12 (Hedging arrangements).

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Insurances" means the insurances from time to time taken out by or on behalf of any Vessel Owner in respect of the Vessels, including those entered into in order to comply with Clause 27.1 (Vessel insurances).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.4 (Default interest).

"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

"Inventory of Hazardous Material (IHM)" means a document listing all the potentially hazardous materials on board a vessel, and a statement of compliance for the vessel prepared and issued in accordance with the requirements of the Hong Kong Convention and/or the EU Ship Recycling Regulation which included a list of any and all materials known to be potentially hazardous utilized in the construction of that vessel.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors).

"Legal Reservations" means any matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"Letter of Credit" means:

(a)	any bid bonds or performance guarantees issued by the Issuing Bank on behalf of the Borrower under the Guarantee Facility for the purpose of securing the Borrower's and/or a Vessel Owner's Performance Obligations, in form and substance satisfactory to the Issuing Bank; and

(b)	the Existing Guarantees.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

"Management Agreement(s)" means any commercial and/or technical management agreement entered into between any of the Obligors and the Manager(s) regarding any of the Vessels.

"Manager" means a member of the Group or any other reputable management company acceptable to the Lenders.

"Mandatory Conversion" means a conversion of a Green Loan into a regular loan, with the consequences set out in Clause 12.2 (Green Loan Margin Discount) declared by the Agent following any of the following events:

(a)	the Green Revenue Criterion is not met; and/or

(b)	the Borrower having failed to deliver a Green Loan Report in accordance with Clause 24.10 (Green Loan reporting requirements).

"Material Adverse Effect" means a material adverse effect on:

(a)	the operations, property or condition (financial or otherwise) of the Obligors taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgages" means the first priority cross collateralized statutory ship mortgages as amended and supplemented from time to time, each with a secured amount of EUR 240,000,000, and, if applicable, the declaration of pledges or deeds of covenants collateral thereto, in form and substance acceptable to the Security Agent and registered against each of the Vessels with the applicable Approved Ship Registry.

"Newbuilding Vessels" means three wind turbine installation vessels to be built at the Builder with scheduled delivery date of third quarter of 2024, first quarter of 2025 and fourth quarter of 2025, respectively, pursuant to the shipbuilding contracted dated 30 June 2021 and 9 May 2022 made between the Borrower and the Builder with a contract price of USD 325,000,000 per vessel.

"New Lender" has the meaning given to that term in Clause 29 (Changes to the Lenders).

"Non-Consenting Lender" has the meaning given to that term in Clause 40.5 (Replacement of Lender).

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).

"Original Financial Statements" means, in relation to the Borrower, its audited financial statements for its financial year ended 2021.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Performance Guarantee" means a guarantee for any Performance Obligations.

"Performance Obligations" means obligations of any of the Obligors to perform under a contract for the operation or employment of a Vessel (other than obligations in respect of payments, indebtedness or other monetary obligations of any kind).

"Permitted Security" means:

(a)	in respect of a Vessel and related assets (including Earnings and Insurances):

(i)	any liens arising in the ordinary course of business or by operation of law and securing claims that are not more than thirty (30) days overdue; and

(ii)	encumbrances disclosed in writing to the Agent prior to the date of this Agreement and acceptable to the Agent;

(b)	any Security created in favour of the Account Bank in accordance with the Cash Pool Agreement in respect of claims of the Obligors arising under the Cash Pool Arrangement and any set-off or netting rights granted to the Account Bank as part thereof;

(c)	until the first Utilisation under this Agreement, any Security relating to the Existing Facilities; and

(d)	any Transaction Security.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019, as the same may be amended or replaced from time to time.

"Quasi-Security" has the meaning given to that term in Clause 26.15 (Negative pledge).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means, each of the Original Lenders or, in each case, such other entities as may be appointed by the Agent in consultation with the Borrower.

"Related Fund" means in relation to a Lender, a fund which is owned or controlled by the Lender or its Affiliates.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Relevant Market" means the European interbank market.

"Relevant Person" means:

(a)	each member of the Group; and

(b)	each of their directors, officers and employees.

"Repeating Representations" means each of the representations set out in Clause 23 (Representations).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Renewal Request" means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

"Restricted Party" means a person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction, or for the benefit, of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.

"Revolving Facility" means the revolving loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (the Facilities).

"Revolving Facility Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Revolving Facility Commitment" in Part I of Schedule 1 (The Original Lenders) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.

"Sanctions" means any applicable (to any Relevant Person and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

"Sanctions Authority" means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United Kingdom, the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions.

"Sanctions List" means:

(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or

(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority,

in all cases, as amended, supplemented or replaced from time to time.

"Screen Rate" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

"Secured Parties" means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part III of Schedule 3 (Requests and Notices) given in accordance with Clause 12.2 (Green Loan Margin Discount).

"Share Pledges" means the deeds of pledge of shares and share certificates governed by applicable law, covering all the shares in each of the Guarantors, to be entered into between the Borrower and the Security Agent.

"Specified Time" means a day or time determined in accordance with Schedule 7 (Timetables).

"Subsidiary" means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership, and "control" for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

"Sustainability Report" means a sustainability report where performance of the Borrower is listed (supported by certified ISO processes under the QMS system in place) covering the preceding year.

"Swire Pacific" means Swire Pacific Limited, a company incorporated under the laws of Hong Kong Special Administrative Region, China, with organisation number 1670.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payments in Euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means the date falling three (3) years after the date of this Agreement.

"Term" means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

"Total Commitments" means the aggregate of the Commitments, being:

(a)	Revolving Facility Commitments of EUR 150,000,000 at the date of this Agreement; and

(b)	any Commitments in the form of participations by the Lenders under outstanding Letters of Credit.

"Total Loss" means:

(a)	actual, constructive, agreed, arranged or other total loss of any Vessel;

(b)	any hijacking, theft, act of piracy, capture, or seizure, unless the relevant Vessel is released and restored to the applicable Guarantor from such hijacking, theft, act of piracy, capture or seizure within three (3) months from the date it took place;

(c)	any arrest or detention of the Vessel unless it is within six (6) months redelivered to the full control of the Vessel Owner; or

(d)	any confiscation, expropriation, requisition or acquisition of any Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or by persons acting or purporting to act on behalf of the government, unless the applicable Vessel is released and restored to the applicable Guarantor from such confiscation, expropriation, requisition or acquisition within three (3) months from the date it took place.

"Total Loss Date" means:

(a)	in the case of an actual total loss of any Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of any Vessel, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the applicable Guarantor with the relevant Vessel's insurers in which the insurers agree to treat the applicable Vessel as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

"Transaction Documents" means the Finance Documents.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

"Transaction Security Documents" means each of the documents described in Clause 22 (Security), entered into or to be entered into as Transaction Security for the obligations of the Obligors under the Finance Documents together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a Loan or a Letter of Credit.

"Utilisation Date" the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

"Utilisation Request" means a notice substantially in the relevant form set out in Part I or Part II of Schedule 3 (Requests and Notices).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Vessel" means each of Wind Orca and Wind Osprey.

"Vessel Owners" means the Wind Orca Vessel Owner and the Wind Osprey Vessel Owner and any other member of the Group becoming an owner of a Vessel in accordance with Clause 27.4 (Flag and Ownership).

"Voluntary Conversion" means that the Borrower has provided the Agent with a Selection Notice pursuant to which the Borrower has requested to irreversibly convert a Green Loan into a regular loan, with the consequences set out in Clause 12.2 (Green Loan Margin Discount).

"Wind Orca" means the offshore wind installation jack-up "Wind Orca" (IMO: 9601326).

"Wind Osprey" means the offshore wind installation jack-up "Wind Osprey" (IMO: 9621704).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Agent", the "Arranger", any "Finance Party", any "Hedge Counterparty", any "Issuing Bank", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	"guarantee" means (other than in Clause 21 (Guarantee and Indemnity) or when used in the context of the Guarantee Facility) any guarantee, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a Utilisation made or to be made to the Borrower includes a Letter of Credit issued on its behalf;

(x)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xi)	a time of day is a reference to Oslo time.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	The Borrower providing "cash cover" for a Letter of Credit or in respect of the Guarantee Facility means the Borrower:

(i)	depositing the relevant amount on a separate account with the Issuing Bank, such account to be blocked and pledged in favor of the Issuing Bank as security for the obligations under the Guarantee Facility; or

(ii)	procuring issuance of a guarantee in favor of the Issuing Bank covering the same liabilities, such bank guarantee or guarantees to be acceptable to the Issuing Bank in respect of form, substance and issuing bank.

(f)	A Default or an Event of Default is "continuing" if it has not been remedied or waived.

(g)	Any cancellation and/or prepayment of a Letter of Credit or in respect of the Guarantee Facility means that the undrawn amount of the Guarantee Facility shall immediately be cancelled and the Issuing Bank may demand that an amount equal to the aggregate potential liability of the Issuing Bank under the Guarantee Facility immediately be due and payable to the Issuing Bank and the Borrower providing cash cover for such amount.

(h)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(i)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time.

(j)	Notwithstanding any other provision in this Agreement or any of the other Finance Documents, the release of any perfected Transaction Security created over any assets pursuant to the Transaction Security Documents which are governed by Danish law (“Danish Perfected Security”), or disposal or transfer of any assets, property and/or interests which comprised by any Danish Perfected Security, will be subject to the prior written consent of the Security Agent if the right to make such disposal or transfer without the prior written consent of the Security Agent would (or can reasonably be expected to) invalidate such Danish Perfected Security.

1.3	Currency symbols and definitions

"€", "EUR" and "euro" denote the single currency of the Participating Member States.

1.4	The FA Act

Each Obligor hereby agrees and accepts, to the extent permitted by law, that this Clause 1.4 (The FA Act) shall constitute a waiver of the provisions of the FA Act, and further agrees and accepts, to the extent permitted by law, that the provisions of the FA Act shall not apply to this Agreement or to the relationship between the Finance Parties and each Obligor.

SECTION 2
THE FACILITIES

2.	The FacilitIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement:

(i)	the Lenders make available a revolving credit facility in an aggregate amount equal to the Revolving Facility Commitment; and

(ii)	the Issuing Bank makes available an uncommitted guarantee facility in an aggregate amount equal to the Guarantee Facility Amount under which the Issuing Bank, in its sole discretion, may elect to provide one or several Letters of Credit.

(b)	Notwithstanding anything to the contrary herein, the Issuing Bank shall have no obligation to issue a Letter of Credit.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling ten (10) Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 9.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 9.1 (Illegality),

request that the Commitments relating to the Revolving Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Eligible Institutions (each an "Increase Lender") each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)	each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)	The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)	The Borrower shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them in connection with any increase in Commitments under this Clause 2.2.

(f)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a Fee Letter.

(h)	Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors' Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

(iii)	and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3.	Purpose

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Revolving Facility towards repayment and cancellation of any commitments outstanding under the Existing Facilities and for general corporate purposes and working capital needs.

(b)	The Guarantee Facility shall be used for the purpose of issuing Letters of Credit covering Performance Obligations and replacing the Existing Guarantee Facility.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to the first Loan if on or before the first Utilisation Date for that first Loan:

(i)	the Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (and the Agent shall notify the Borrower and the Lenders promptly upon being so satisfied); and

(ii)	no Default is continuing or would result from the proposed Utilisation.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	all the representations and warranties in Clause 23 (Representations) are true or will be true on the relevant Utilisation Date.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Loan ten (10) or more Loans would be outstanding.

SECTION 3
UTILISATION

5.	Utilisation - Loans

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 13 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request under the Revolving Facility must be in EUR.

(b)	The amount of the proposed Utilisation under the Revolving Facility must be EUR 1,000,000 (or in integral multiples thereof) or an amount corresponding to the Available Commitment.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 8.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

Any Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

5.6	Agent's calculations

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

6.	utilisation – letters of credit

6.1	The Revolving Facility

(a)	The Revolving Facility may not be utilised by way of Letters of Credit.

(b)	Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Limitations

The maximum aggregate amount of all Letters of Credit shall not exceed the Guarantee Facility Amount.

6.3	Delivery of a Utilisation Request for Letters of Credit

(a)	The Borrower may request a Letter of Credit to be issued by delivery to the Issuing Bank of a duly completed Utilisation Request.

(b)	The Issuing Bank is under no obligation to issue a Letter of Credit requested by the Borrower.

6.4	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit and identity of the beneficiary of the Letter of Credit;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(c)	the proposed Letter of Credit is in EUR and in an amount which, when aggregated with any other issued Letters of Credit, does not exceed the Guarantee Facility Amount;

(d)	the Expiry Date of the Letter of Credit falls on or before the Termination Date; and

(e)	the delivery instructions for the Letter of Credit are specified; and

(f)	the form of Guarantee is attached.

6.5	Issue of Letters of Credit

(a)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(b)	Subject to paragraph (i) of Clause 32.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(c)	The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

(d)	The Issuing Bank shall upon the receipt of a completed Utilisation Request notify each Lender of the details of the requested Letter of Credit and, together with the Lenders, agree on whether the requested Letter of Credit shall be accepted (and if so, on which terms), each Lender's participation (reflecting its pro rata share of the Revolving Facility Commitments, unless otherwise agreed to by the Lenders) in the Letter of Credit (if any) and the applicable guarantee commission.

(e)	Following consultation with the Lenders, the Issuing Bank shall within five (5) Business Days following receipt of the Utilisation Request in writing either reject the Utilisation Request, or, subject to the consultation, propose the terms upon which the Issuing Bank and Lenders are willing to issue a Letter of Credit.

(f)	The Issuing Bank may require any information, evidence or documents from the Borrower in order to assess whether a Letter of Credit is to be issued, on which terms and/or as condition(s) for the issuance.

(g)	The Borrower shall within two (2) Business Days after receipt of the proposal, if not a rejection, confirm whether the Utilisation Request is maintained, subject to the adjustments proposed by the Issuing Bank and Lenders.

6.6	Renewal of a Letter of Credit

(a)	The Borrower may request that any Letter of Credit be renewed by delivery to the Issuing Bank of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	The Issuing Bank is under no obligation to amend and re-issue any Letter of Credit pursuant to a Renewal Request.

7.	letters of credit

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)	The Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (in this Clause 7, a "claim").

(b)	The Borrower shall immediately on demand pay to the Issuing Bank an amount equal to the amount of any claim.

(c)	The Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	The Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) the Borrower.

(b)	The Issuing Bank shall after receiving any claim under a Letter of Credit, notify each Lender of the claim and of each Lender's obligation to make payment in accordance with its participation.

(c)	Each Lender (in accordance with its participation) undertakes with the Issuing Bank and with each other that in the event of a claim for payment being made under a Letter of Credit, it will promptly on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by the Borrower pursuant to a Finance Document).

(d)	The obligations of the Borrower under this Clause 7 are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(e)	The obligations the Borrower under this Clause 7 will not be affected by any act, omission, matter or thing which would reduce, release or prejudice any of its obligations under this Clause 7 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Borrower's option to provide cash cover

In the event the outstanding amount of the Guarantee Facility exceeds the Guarantee Facility Amount, the Borrower shall be permitted to provide cash cover in respect of Letters of Credit provided under the Guarantee Facility in an aggregate amount equal to such excess.

7.5	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

8.	Repayment

8.1	Repayment of Loans

(a)	If the Borrower has drawn a Loan, the Borrower shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to the Borrower's obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to the Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by the Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)	the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 35.1 (Payments to the Agent) in an amount equal to that excess; and

(2)	each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Borrower will not be required to make a payment under Clause 35.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

8.2	Letter of Credit

The Borrower shall ensure that no Letter of Credit remains outstanding following the Termination Date.

9.	Illegality, Voluntary Prepayment and Cancellation

9.1	Illegality

If it becomes unlawful under any law, regulation, treaty or any directive of any monetary authority in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or if it becomes contrary to Sanctions to do the same:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender's participation has not been transferred pursuant to Clause 40.5 (Replacement of Lender), the Borrower shall repay that Lender's participation in the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

9.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than ten (10) Business Days' prior notice, cancel the whole or any part (being a minimum amount of EUR 1,000,000) of the Available Facility (in relation to the Revolving Facility).

9.3	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Loan (but, if in part, being an amount that reduces that Loan by a minimum amount of EUR 3,000,000).

9.4	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 16.1 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower or an Obligor under Clause 16.2 (Tax indemnity) or Clause 17.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations; or

(B)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Available Commitment(s) of that Lender shall be immediately reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

9.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent ten (10) Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall be immediately reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

10.	Mandatory Prepayment and Cancellation

10.1	Disposal or Total Loss

(a)	If a Vessel is sold (other than in accordance with Clause 27.4 (Flag and ownership)), or the ownership interest is otherwise disposed of in whole or in part (either directly or indirectly through a disposal of shares in the applicable Vessel Owner), or becomes a Total Loss, the Borrower shall prepay the Loans and Letters of Credit (and cancellations shall be completed), in an amount equal to:

(i)	the Fair Market Value of the Vessel sold or having suffered a Total Loss;

divided by

(ii)	the Fair Market Value of both Vessels;

as multiplied by

(iii)	the total outstanding Utilisations.

(b)	The amounts due under paragraph (a) above shall become due and payable and cancellations completed on the earlier of:

(i)	in case of a sale or disposal, on or before the earlier of:

(A)	the date the disposal proceeds have been received; or

(B)	the date on which the sale is completed by transfer of the title to the applicable Vessel (or Guarantor) from the relevant Guarantor (or the Borrower in case of a disposal of shares) to the buyer; or

(ii)	in the case of a Total Loss, on the earlier of:

(A)	the date falling one hundred and eighty (180) days after the Total Loss Date; or

(B)	the date of receipt of the insurance proceeds or requisition compensation relating to such Total Loss; or

(C)	immediately after the completion of an expropriation or requisition of title, in the event of a Total Loss by way of expropriation or requisition for title of the relevant Vessel by any government or by persons acting or purporting to act on behalf of the government.

(c)	Following prepayment in accordance with the above paragraphs, and in case of a sale subject to closing procedure to be agreed between the Borrower and the Agent (in its sole discretion), the Agent and the Security Agent will be entitled to release (including taking any steps necessary to giving effect to such release):

(i)	any Transaction Security Documents relating to the relevant Vessel (or Vessel Owner) and the release of any relevant Vessel Owner; and

(ii)	the relevant Vessel Owner from its obligations as Guarantor under this Agreement.

The release of any relevant Vessel Owner and the relevant Vessel sold or lost shall subsequently no longer be defined as a "Vessel" (or "Vessel Owner" or "Guarantor") or included in the definition of "Vessels" (or "Vessel Owner" or "Guarantor") under this Agreement.

10.2	Loans exceeding Contracted Cash Flows

To the extent outstanding Loans exceed the Contracted Cash Flows, the Borrower shall prepay the exceeding part of the Loans within five (5) Business Days following receipt by the Agent of the relevant Contracted Cash Flows Certificate from the Borrower.

10.3	Change of Control

Upon the occurrence of a Change of Control, the Agent (acting on the instructions of the Majority Lenders) may by not less than ten (10) Business Days' prior written notice cancel the Total Commitments and demand prepayment of all amounts outstanding under the Facilities.

10.4	Application of mandatory prepayments and cancellations

Any mandatory prepayment resulting from Clause 10.1 (Disposal or Total Loss), Clause 10.2 (Loans exceeding Contracted Cash Flows) or Clause 27.10 (Fair Market Value), shall be applied in the following order:

(a)	first, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitments of the Lenders under the Revolving Facility will be cancelled rateably); and

(b)	secondly, in prepayment of Utilisations such that:

(i)	outstanding Loans shall be prepaid on a pro rata basis; and

(ii)	outstanding Loans shall be prepaid before outstanding Letters of Credit (which shall then be prepaid on a pro rata basis),

and cancellation, in each case, of the corresponding Revolving Facility Commitments.

11.	Restrictions

11.1	Notices of cancellation or prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

11.3	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

11.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

11.6	Agent's receipt of notices

If the Agent receives a notice under Clause 9 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

11.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in a Utilisation under the Revolving Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of the Revolving Facility will be deemed to be cancelled on the date of repayment or prepayment.

11.8	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 9.1 (Illegality)) shall be applied pro rata to each Lender's participation in that Utilisation.

SECTION 5
COSTS OF UTILISATION

12.	Interest

12.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	the Applicable Margin; and

(b)	EURIBOR.

12.2	Green Loan Margin Discount

(a)	Immediately upon the occurrence of a Voluntary Conversion or a Mandatory Conversion:

(i)	the Green Loan Margin Discount shall not apply to the applicable Loan(s);

(ii)	the Applicable Margin shall apply to the applicable Loan(s) without any discount;

(iii)	the applicable Loan(s) shall cease to be a Green Loan; and

(iv)	Clause 24.10 (Green Loan reporting requirements) shall cease to apply.

(b)	Following a Mandatory Conversion, the Borrower may deliver a Green Loan Compliance Certificate to the Agent evidencing compliance with the Green Revenue Criterion, in which case, from the date falling ten (10) Business Days after receipt of the Green Loan Compliance Certificate, the rights and obligations of the Parties relating to Green Loans under this Agreement shall be reassumed.

(c)	The Borrower may declare a Voluntary Conversion by providing the Agent with a Selection Notice declaring a Voluntary Conversion in the form set out in Part III of Schedule 3 (Requests and Notices).

(d)	The Agent (acting on instructions of the Majority Lenders) shall notify the Borrower of the occurrence of a Mandatory Conversion.

12.3	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period or, in case of Interest Periods longer than three (3) Months, on the dates falling at three (3) monthly intervals after the first day of such Interest Period.

12.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.5	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

13.	Interest Periods

13.1	Selection of Interest Periods and Terms

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	The Borrower may select an Interest Period of one (1) three (3) or six (6) Months in a Utilisation Request.

(c)	The Borrower may only select an Interest Period of one (1) Month, two times per year.

(d)	An Interest Period for a Loan shall not extend beyond the Termination Date.

13.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.	Changes to the Calculation of Interest

14.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If paragraph (a) above applies but it is not possible to calculate the Interpolated Screen Rate, the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no EURIBOR for that Loan and Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, one or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

14.3	Market disruption

If before close of business in Oslo on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan represents thirty (30) per cent. or more of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR then Clause 14.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

14.4	Cost of funds

(a)	If this Clause 14.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event within twenty (20) Business Days of the first day of that Interest Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 14.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 14.4 applies pursuant to Clause 14.3 (Market disruption) and:

(i)	a Lender's Funding Rate is less than EURIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(e)	If this Clause 14.4 applies pursuant to Clause 14.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

14.5	Notification to the Borrower

If Clause 14.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

14.6	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.	Fees

15.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at a rate per annum equal to 40% of the Applicable Margin on that Lender's Available Commitment in respect of the Revolving Facility from the date of this Agreement until the end of the applicable Availability Period(s).

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

15.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

15.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

15.4	Fees payable in respect of Letters of Credit

(a)	The Borrower shall pay to the Issuing Bank (for its own account) an issuing fee per Letter of Credit to be issued in the amount of EUR 2,000, payable on the date of issuance.

(b)	The Borrower shall pay guarantee commission to the Issuing Bank (for the account of the Lenders) as agreed between the Borrower and the Issuing Bank on a case by case basis in relation to each Letter of Credit.

15.5	Other fees

The Borrower shall pay to any of the Finance Parties such other fees in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

16.	Tax Gross Up and Indemnities

16.1	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document free and clear of and without deduction for or on account of any Taxes, unless any Obligor is required by law to make such payment subject to the deduction or withholding of such Taxes.

(b)	If a tax deduction or withholding is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

16.2	Tax indemnity

(a)	Without prejudice to Clause 16.1 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable hereunder (including any sum received or receivable under this Clause 15) or if any liability in respect of such payment is asserted or imposed against any Finance Party, each Obligor shall, upon demand of the Agent, promptly pay to the Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 16.1 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

16.3	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

(b)	the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(c)	For the purpose of paragraph (a) above:

(i)	"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax; and

(ii)	"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.1 (Tax gross-up) or a payment under Clause 16.2 (Tax indemnity).

16.4	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.5	VAT

All amounts set out or expressed in a Finance Document to be payable by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT, and accordingly, if VAT is or becomes chargeable on any supply made by any Finance Party to an Obligor under a Finance Document, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying any other consideration) an amount equal to the amount of such VAT.

16.6	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

16.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

17.	Increased Costs

17.1	Increased Costs

(a)	Subject to Clause 17.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

17.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3	Exceptions

(a)	Clause 17.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a tax deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 16.2 (Tax indemnity) (or would have been compensated for under Clause 16.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 16.2 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

18.	Other Indemnities

18.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

(a)	The Borrower shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

18.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

18.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 20 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (other than, in each case, by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 18.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

19.	Mitigation by the Lenders

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.	Costs and Expenses

20.1	Transaction expenses

The Borrower shall, promptly on demand, pay the Agent, the Arranger, the Issuing Bank and the Security Agent the amount of all costs and expenses (including but not limited to internal and external legal fees (including VAT) and collateral fees and costs related to operating a secure website for communicating with the Lenders) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 35.10 (Change of currency),

the Borrower shall, within three (3) Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees and costs related to the operation of a secure website for communication between the Agent and the other Finance Parties) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Security Agent's management time and additional remuneration

(a)	Any amount payable to the Security Agent under Clause 18.4 (Indemnity to the Security Agent) and this Clause 20 shall include the cost of utilising the Security Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrower and the Lenders, and is in addition to any other fee paid or payable to the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrower and the Lenders.

20.4	Enforcement and preservation costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7
GUARANTEE AND SECURITY

21.	Guarantee and Indemnity

21.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party as and for its own debt and not merely as surety (in Nw.: selvskyldnergaranti) punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

(b)	undertakes with the Security Agent (on behalf of the Secured Parties) that whenever another Obligor does not pay any obligations under the Finance Documents when due, that the Guarantors shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4	Waiver of defences and compliance with the FA Act

The provisions of the FA Act Section 67 shall not apply to this Guarantee and the obligations of each Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which would otherwise reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

21.5	Guarantor intent

Without prejudice to the generality of Clause 21.4 (Waiver of defences and compliance with the FA Act), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 21.

21.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

(e)	to assign any claim it may have against any of the Obligors to any person or entity;

(f)	to exercise any right of set-off against any Obligor; and/or

(g)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment mechanics).

21.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.10	Guarantee limitations

Each Guarantor's liability under this Guarantee shall never exceed EUR 240,000,000, plus interest thereon and fees, costs and expenses as set out in this Agreement and the other Finance Documents.

22.	SECURITY

22.1	Transaction Security Documents

The obligations of the Obligors under the Finance Documents shall be secured by the following Security:

(a)	the Mortgages;

(b)	the Assignment of Earnings (Borrower);

(c)	the Assignments of Earnings (Vessel Owners);

(d)	the Share Pledges;

(e)	the Assignment of Intercompany Loans;

(f)	the Assignment of Hedging Claims; and

(g)	the Assignments of Insurances.

22.2	Sharing of Security

(a)	The Security created by the Transaction Security Documents shall secure the Obligors' obligations under the Finance Documents, on first priority and pari passu basis, subject to distribution of proceeds in accordance with Clause 35.6 (Partial payments).

(b)	In respect of the Obligors' obligations under any Hedging Agreement(s) relating to any Newbuilding Vessels, such obligations shall cease to be secured by the Security created by the Transaction Security Documents in connection with the post-delivery financing of the Newbuilding Vessels and establishment of the security related thereto.

22.3	Set-off

A Finance Party may set-off any matured obligation due from any Obligor under a Finance Document against any obligation owed by that Finance Party to the Obligor, regardless of the place of payment, booking branch or currency of any such obligation. If the obligations are in different currencies, the Finance Party may convert the obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22.4	Perfection and further assistance

(a)	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Transaction Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Transaction Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Transaction Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.5	Quiet Enjoyment

If so requested in writing by the Borrower, the Agent and/or Security Agent shall (on behalf of the Lenders) be authorized to issue a quiet enjoyment undertaking to a contract counterparty in form and substance acceptable to all Lenders, provided that:

(a)	all Lenders consent to such quiet enjoyment undertaking being given;

(b)        it is a condition of any quiet enjoyment that the contract counterpart continues to make payments in full to an Earnings Account under the terms of the relevant charterparty or employment contract; and

(c)	the monetary claims under such contract is subject to an Assignment of Earnings (Borrower) or Assignment of Earnings (Vessel Owners) as applicable.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

23.	Representations

23.1	General

Each Obligor makes the representations and warranties set out in this Clause 23 to each Finance Party.

23.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

23.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

23.4	Non-conflict with other obligations

The entry into and performance by it, of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group's assets or constitute a default or termination event (however described) under any such agreement or instrument.

23.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

23.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect or will be by the first Utilisation Date.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

23.7	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

23.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 28.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 28.8 (Creditors' process),

has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group; and none of the circumstances described in Clause 28.6 (Insolvency) applies to a member of the Group.

23.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, registered, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording, registration or enrolling or any tax, stamp duty or fee or registration fee payable in relation to any Transaction Security Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document and within the time limit provided in section 90 of the Cyprus Companies Law, Cap.113 in the case of the Transaction Security Documents which should be registered at the Cyprus Companies.

23.10	No default

(a)	No Event of Default and, on the date of this Agreement and any Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

23.11	No misleading information

Any factual information provided by any Obligor and/or its advisors in connection with the Finance Documents was, to each Obligor's knowledge, after having made due and careful enquiries, true and accurate in all material respects as at the date the information is expressed to be given and all projections (if any) contained therein have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

23.12	Financial Statements

(a)	The Borrower's Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	The unaudited Original Financial Statements fairly present its financial condition and its consolidated results of operations for the relevant financial half year.

(c)	The audited Original Financial Statements of the Borrower fairly present the Borrower's financial condition and its results of operations during the relevant financial year.

(d)	There has been no material adverse change in its assets, business or consolidated financial condition of the Borrower since the date of the Original Financial Statements.

(e)	The most recent financial statements delivered pursuant to Clause 24.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	fairly present its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

(f)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(g)	Since the date of the most recent financial statements delivered pursuant to Clause 24.1 (Financial statements) there has been no material adverse change in the assets or financial condition of the Group.

23.13	No proceedings

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries.

23.14	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

23.15	Environmental laws

(a)	Each member of the Group is in compliance with Clause 26.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

23.16	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

23.17	Anti-corruption law

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

23.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Obligor subject to Transaction Security other than as permitted by this Agreement.

(b)	None of the Guarantors has any Financial Indebtedness outstanding other than as permitted by this Agreement.

23.19	Ranking

The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

23.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

23.21	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

23.22	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

23.23	Sanctions

No Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions; or

(c)	to its knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

23.24	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

23.25	Times when representations made

(a)	All the representations and warranties in this Clause 23 are made by each Obligor on the date of this Agreement.

(b)

(i)	Subject to paragraph (ii) below, the Repeating Representations are deemed to be made by each Obligor:

(A)	on each Utilisation Date; and

(B)	on the first day of each Interest Period.

(ii)	The Repeating Representations contained in paragraphs (a) to (d) of Clause 23.12 (Financial Statements) will cease to be deemed to be made by each Obligor once subsequent financial statements have been delivered under this Agreement.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

24.	Information Undertakings

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 24:

"Annual Financial Statements" means the financial statements for a financial year delivered pursuant to paragraph (a) of Clause 24.1 (Financial statements).

"Semi-Annual Financial Statements" means the financial statements delivered pursuant to paragraph (b) of Clause 24.1 (Financial statements).

24.1	Financial statements

The Borrower shall supply to the Agent for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Guarantor for that financial year;

(b)	as soon as they are available, but in any event within 60 days after the end of each financial half year of each of its financial years its unaudited consolidated financial statements for that financial half year and the unaudited financial statements of the Guarantors for that financial half year.

24.2	Provision and contents of Compliance Certificates

(a)	The Borrower shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its Semi-Annual Financial Statements. The Borrower shall together with the Compliance Certificates for the first and second financial half year each year, submit Fair Market Value Compliance Certificates together with copies of supporting valuations.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 25 (Financial Covenants), together with any relevant supporting documentation, enabling the Lenders to determine and monitor the Obligors' compliance.

(c)	Each Compliance Certificate shall be signed by the Chief Executive Officer or the Chief Financial Officer of the Borrower.

24.3	Requirements as to financial statements

(a)	The Borrower shall procure that each set of Annual Financial Statements and Semi-Annual Financial Statements includes a balance sheet, profit and loss account and cashflow statement.

(b)	Each set of financial statements delivered pursuant to Clause 24.1 (Financial statements):

(i)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and the Borrower's auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which that Obligor's Original Financial Statements were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 25 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

24.4	Contracted Cash Flows Certificate

(a)	The Borrower shall supply to the Agent, on a quarterly basis, a Contracted Cash Flows Certificate.

(b)	Each Contracted Cash Flows Certificate shall be delivered on the last day of each quarter every year and in any event no later than five (5) Business Days following such date.

24.5	Budget

(a)	The Borrower shall supply to the Agent, as soon as the same become available but in any event prior to the start of each of its financial years, an annual Budget for that financial year for the Borrower and each of the Guarantors.

(b)	The Borrower shall ensure that each Budget for a financial year:

(i)	includes in a reasonable level of detail:

(A)	a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, the Borrower and each Guarantor; and

(B)	projected financial covenant calculations;

for that financial year and for each financial half year of that financial year;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 24.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Borrower.

(c)	If the Company updates or changes the Budget, it shall promptly deliver to the Agent such updated or changed Budget together with a written explanation of the main changes in that Budget.

24.6	Year-end

The Borrower shall procure that the end of each annual accounting period of each member of the Group falls on 31 December.

24.7	Information: miscellaneous

The Borrower shall supply to the Agent:

(a)	at the same time as they are dispatched, copies of all documents dispatched by an Obligor to its shareholders generally (or any class of them) or dispatched by an Obligor to its creditors generally (or any class of them) (excluding any ordinary intra-group reporting);

(b)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group; and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, the details of any material judgment or order of a court, arbitral body or agency which is made against any member of the Group and which is reasonably likely to have a Material Adverse Effect;

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(e)	if the Poseidon Principles become applicable to the Vessels, upon the request of the Agent (on behalf of itself or any Finance Party), at the cost of the Borrower, on or before 31 July each calendar year, supply or procure the supply to the Agent of all information necessary in order for the Lenders to comply with their obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the Vessels for the preceding calendar year, provided always that no Lender shall publicly disclose such information with the identity of the Vessels without the prior written consent of the Borrower. The Borrower hereby consents to each Finance Party obtaining such information directly from third parties. For the avoidance of doubt, such information shall be "confidential information" for the purpose of Clause 32.14 (Confidentiality), but the Obligors acknowledge that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Lenders' portfolio climate alignment; and

(f)	promptly on request, such further information regarding the financial condition, business and operations of any member of the Group, as any Lender or the Agent may reasonably request.

24.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

24.9	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

24.10	Green Loan reporting requirements

(a)	The Borrower shall, on an annual basis supply to the Agent, as soon as available, but in any event within 120 days after the end of each of its financial years, a Green Loan Report.

(b)	Paragraph (a) above only applies for as long as a Green Loan is outstanding.

25.	Financial Covenants

25.1	Financial definitions

In this Agreement:

"Cash" means, at any date, the aggregate amount of freely available cash deposited with the Account Bank and any undrawn amount available under the Revolving Facility.

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above,

to the extent that investment can be turned into cash on not more than 30 days' notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

"Equity Ratio" means the ratio of Total Equity to Total Assets.

"Free Liquidity" means the aggregate of Cash and Cash Equivalent Investments.

"Gross Interest Bearing Debt" means the aggregate amount of the total interest bearing debt of the Group."Total Assets" means the aggregate book value of total assets, less any goodwill.

"Total Equity" means the aggregate book value of the equity.

25.2	Financial condition

The Borrower shall ensure that at all times, the Group on a consolidated basis:

(a)	maintains an Equity Ratio of more than 0.40 to 1.0; and

(b)	maintains Free Liquidity of no less than the higher of:

(i)	EUR 10,000,000; and

(ii)	an amount equal to 7.5% of the Gross Interest Bearing Debt.

25.3	Financial testing

The financial covenants set out in Clause 25.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 24.1 (Financial statements).

26.	General Undertakings

The undertakings in this Clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

26.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

26.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

26.3	Environmental compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

26.4	Environmental Claims

Each Obligor shall (through the Borrower), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

26.5	Anti-corruption law

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Revolving Facility for any purpose which would breach any applicable laws and regulations relating to bribery and corrupt practices.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

26.6	Sanctions

(a)	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of a Loan, in a manner that:

(i)	is a breach of Sanctions; and/or

(ii)	causes (or will cause) a breach of Sanctions by any Finance Party.

(b)	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

26.7	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 24.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

26.8	Use of Proceeds

The Obligors shall not, and shall procure that each member of the Group and any Affiliate of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Revolving Facility or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities, nor to conduct, permit or allow any business activity related to the Vessels:

(a)	involving or for the benefit of any Restricted Party; or

(b)	in any other manner that could result in any Obligor or a Finance Party being in breach of any Sanctions or becoming a Restricted Party.

Restrictions on business focus

26.9	Merger

(a)	No Obligor shall enter into any amalgamation, de-merger, merger, consolidation or corporate reconstruction, save for with the consent of the Majority Lenders (such consent not to be unreasonably withheld).

(b)	Notwithstanding the above, consent may always be withheld if the proposed relevant change would result in any of the Guarantors no longer being a single purpose company owning a Vessel.

26.10	Change of business

No Obligor shall change its business substantially from that conducted at the date of this Agreement except for similarly related business, save with the prior written consent of the Lenders.

26.11	Chartering in of vessels

No Guarantor shall charter in vessels or units other than from companies within the Group or in the ordinary course of business, in each case on market terms and with a term not exceeding twelve (12) months.

Restrictions on dealing with assets and Security

26.12	Hedging arrangements

(a)	The Hedge Counterparties shall have a first right of refusal in relation to interest hedging or other derivative products, on competitive terms, relating to any Vessel, Newbuilding Vessel or the Facilities.

(b)	The Obligors shall not carry out derivative transactions for speculative purposes.

26.13	Preservation of assets

Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

26.14	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

26.15	Negative pledge

No Security shall be created or permitted to subsist over any of the assets subject to Transaction Security other than Permitted Security.

26.16	Factoring

No Guarantor shall enter into or permit to subsist any factoring agreements or similar arrangement.

26.17	Ownership to Guarantors

Except as permitted under Clause 10.1 (Disposal or Total Loss), the Borrower shall remain the sole shareholder of all shares in each of the Guarantors, directly or indirectly.

26.18	Arm's length basis

Each Obligor shall procure that all transactions entered into with an Affiliate are on arm's length terms (or more favourable to the Obligor).

Restrictions on movement of cash – cash out

26.19	Loans or credit

No Guarantor shall be a creditor in respect of any Financial Indebtedness other than loans to other companies within the Group arising under the Cash Pool Arrangement.

26.20	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Guarantor shall incur or allow to remain outstanding any guarantee or any other form of financial support in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to:

(i)	the Guarantees; and

(ii)	guarantees issued in the ordinary course of business, including any Performance Guarantee.

26.21	Dividends

The Borrower shall not declare or pay any dividend, fee or other distributions (in cash or in kind) to its shareholders or its affiliates, other than:

(a)	with the Lenders' prior written consent; or

(b)	distributions granted in respect of any share incentive plan to employees or officers; or

(c)	provided that:

(i)	the Group does not have (in aggregate) capital expenditure commitments exceeding EUR 50,000,000; and

(ii)	the Borrower is in compliance with Clause 25 (Financial covenants); and

(iii)	such distribution constitutes no more than 25% of the Borrower’s net profit, calculated on the basis of the Borrower’s Annual Financial Statements for the preceding financial year.

Restrictions on movement of cash – cash in

26.22	Financial Indebtedness

(a)	No Guarantor shall incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness:

(i)	incurred under the Existing Facilities up and until the first Utilisation Date and being repaid and discharged in full concurrent with or immediately upon the disbursement of the first Utilisation;

(ii)	incurred under the Finance Documents;

(iii)	incurred under or in relation to guarantees issued in the ordinary course of business of a Guarantor;

(iv)	incurred as normal trade credit in the ordinary course of its business;

(v)	permitted pursuant to Clause 26.23 (Intragroup loans) below;

(vi)	arising under the Cash Pool Arrangement; and/or

(vii)	consented to in writing by the Majority Lenders.

26.23	Intragroup loans

No Obligor shall be a debtor in respect of any loan from a member of the Group (excluding any loans arising under the Cash Pool Arrangement) unless such member of the Group provides to the Agent a subordination undertaking pursuant to which the member of the Group fully subordinates its claims to the obligations and liabilities of the Obligors under the Finance Documents, save that interest and principal repayments may be paid for as long as no Event of Default has occurred and is continuing.

26.24	Share capital

(a)	No Guarantor shall issue any shares except if any issued shares are made subject to a Share Pledge.

(b)	No Guarantor shall purchase, cancel or redeem any of its share capital, or reduce its authorized share capital.

Miscellaneous

26.25	EU Bail-in

In the event that any Finance Document will be governed by the laws of a non-EEA Member Country, then to the extent the Agent determines it is necessary such Finance Document shall either prior to its entry, or if already in force be amended to, contain the current form of EU bail-in provisions recommended by the LMA provided the provisions are tailored for the type of Finance Document, have been reviewed and agreed with relevant local counsel (such counsel to be selected by the Borrower in consultation with the Agent) and any optional wording is agreed between the Agent and the Borrower.

26.26	Listing

The Borrower shall procure that its shares remain listed at the Oslo Stock Exchange (Nw.: Oslo Børs) or such other recognised stock exchange approved by the Agent.

27.	Vessel undertakings

Each Obligor gives the undertakings in this Clause 27 to each Finance Party and such undertakings shall remain in force for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Vessel insurances

(a)	The Obligors shall keep the Vessels fully insured against such risks, including but not limited to, Hull and Machinery, Hull Interest and/or Freight Interest, War Risks (including acts of terrorism, war risks P&I and piracy) and Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), in such amounts and currencies, on such terms and with such reputable insurers, brokers or P&I clubs as the Agent from time to time may approve.

(b)	The aggregate total insured value of the Vessels (including Hull and Machinery, Hull Interest and Freight Interest) shall be at least equal to 120% of the Facility Amount.

(c)	The agreed insured value for the Hull and Machinery insurance combined with Hull Interest insurance for each Vessel shall be at least equal to or greater than its Fair Market Value.

(d)	The insured value for Hull and Machinery for each Vessel shall cover at least 65% of the Fair Market Value of that Vessel.

(e)	The Agent (on behalf of the Finance Parties) will, take out Mortgagee's Interest Insurance (MII) and, if instructed by any Lender, Mortgagee Interest Additional Perils (pollution) for the cost of the Borrower and on such terms and in such amounts as the Agent shall deem appropriate but not less than 120% of the Facility Amount.

(f)	The Borrower shall procure that the Security Agent (on behalf of the Finance Parties) is noted as a first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Security Agent thereof that the notice of assignment with regard to the Insurances and the loss payable clauses are noted in the insurance contract and/or that standard letters of undertaking are executed by the insurers and/or broker(s), as applicable.

(g)	Within reasonable time (and no later than 7 days) prior to the expiry of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) have been renewed and taken out in respect of the Vessels with insurance values as required by paragraphs (b) – (d), that such Insurances are in full force and effect and that the interests of the Security Agent (on behalf of the Finance Parties) have been noted by the relevant insurers.

(h)	If any of the Insurances referred to in paragraph (a), other than P&I or freight, demurrage and defence (FD&D) insurances, form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Vessels any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel such Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other Insurances.

(i)	The Borrower shall ensure that each Vessel is always employed in conformity with the terms of the relevant insurances and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(j)	The Borrower will procure that the Vessel Owners will not make any material change to the Insurances without the prior written consent of the Agent (on behalf of the Lenders).

(k)	The Agent will, if instructed by any Lender, obtain an insurance report from an independent insurance consultant for the account of the Borrower.

27.2	Notification

The Borrower shall or shall procure that the Vessel Owners shall immediately notify the Agent of:

(a)	any accident or casualty to any Vessel involving repairs the cost of which is likely to exceed EUR 5,000,000 or the equivalent thereof in any other currency;

(b)	any occurrence in consequence whereof any Vessel has become or is likely to become a Total Loss;

(c)	any arrest or detention of any Vessel or the exercise or purported exercise of any lien on the Vessel;

(d)	any requirement or recommendation made in relation to any Vessel by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately or within the specified due date;

(e)	any claim for a material breach of the ISM Code, the ISPS Code or Marpol being made against any Borrower, any charterer or any Manager or otherwise in connection with any Vessel; or

(f)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code, the ISPS Code or Marpol not being complied with,

and the Borrower will or will procure that the Vessel Owners will keep the Agent advised on a regular basis and in such detail as the Agent shall require on the relevant party's response to any of the above mentioned events or matters.

27.3	Class

(a)	The Borrower shall procure that each Vessel is classified and maintained in the appropriate class notation available for vessels of the same age and type with an Approved Classification Society, and at all times comply with the rules and regulations of the relevant classification society without any overdue recommendations or overdue conditions and shall immediately provide the Agent with copies of any survey reports being issued.

(b)	The Vessel Owners may not change (or permit the change of) the classification society of any Vessel, except (a) to another Approved Classification Society or (b) with the prior written consent of the Agent (acting on behalf of the Majority Lenders).

27.4	Flag and ownership

(a)	The Vessel Owners shall maintain the registration of each Vessel in the name of the relevant Vessel Owner with an Approved Ship Registry, and shall not change the name, flag or registration of the Vessel or parallel register the Vessel in any ship registry, except (a) in another Approved Ship Registry or (b) with the prior written consent of all Lenders, such consent not to be unreasonably withheld or delayed, always subject to the relevant Vessel Owner providing the Agent with security over the relevant Vessel, in form and substance acceptable to the Agent.

(b)	Subject to Clause 10.3 (Change of Control), the ownership of a Vessel may be changed, provided that:

(i)	the new Vessel Owner:

(A)	complies with paragraph (a) above;

(B)	is incorporated in one of the jurisdictions referred to in the definition of "Approved Ship Registry";

(C)	is wholly owned and a member of the Group; and

(D)	accedes to this Agreement as a Guarantor; and

(ii)	security corresponding to that in place for the applicable transferring Guarantor being established, including (but not limited to) a first priority mortgage over the relevant Vessel and a first priority pledge over the shares in the new Vessel Owner, all security to be in form and substance acceptable to the Agent.

27.5	Inspection and class records

(a)	The Borrower shall permit, and shall procure that the Vessel Owners or any charterers permit, any person appointed by the Agent to inspect each Vessel at any time for the account of the Borrower upon the Agent giving prior written notice, always provided that such inspection shall only be carried out once a year and not interfere with the normal operation and trading of the Vessel, provided however that following an Event of Default, the Agent is entitled to do an inspection at any time and whether or not it interferes with the trading and operation of the Vessel.

(b)	The Borrower shall instruct or shall procure that the Vessel Owners shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to each Vessel.

27.6	Repairs and alterations

The Vessel Owners shall not make or permit any change or structural alteration to be made to any Vessel with a total cost exceeding or likely to exceed EUR 5,000,000, except for equipment that is temporarily installed for the purpose of fulfilling a charterparty or employment contract, and will not remove any material part from any Vessel without replacing such parts with parts of equal value, unless otherwise agreed with the charterer and subject to the consent of the Agent, such consent not to be unreasonably withheld.

27.7	Compliance with international regulations and laws

Each Obligor shall (and shall to its best abilities procure that any Manager of any Vessel) at all times:

(a)	comply in all material respects with all international conventions and regulations relating to any Vessel, including:

(i)	the ISM Code; and

(ii)	the ISPS Code;

(b)	comply in all material respects with any applicable national or international law, regulation, convention or treaty in a jurisdiction which an Obligor conducts business or any Vessel will be operating, including such law, regulation, convention or treaty which relates to the pollution or damage of the environment or the conditions at the workplace;

(c)	comply in all material respects with any applicable law, regulation or requirement in the jurisdiction of the Approved Ship Registry where any Vessel is registered;

(d)	comply in all material respects with all Environmental Laws applicable to any of them or any Vessel, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or any of the Vessels;

(e)	in the event of hostilities in any part of the world (whether war is declared or not), not employ any Vessel in any zone which is declared a war zone by any government or by the war risk insurers of such Vessel, unless the relevant Vessel Owner has (at its own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners, and has provided evidence of such cover to the Agent; and

(f)	obtain, maintain and ensure compliance in all material respects with all requisite licenses, certificates, approvals and permits required under any such laws, rules and regulations at all times valid and enforceable in all respects, including:

(i)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to each Vessel; and

(ii)	a valid and current International Ship Security Certificate issued under the ISPS Code.

27.8	Maintenance

The Borrower shall procure that each Vessel is kept in good and safe condition and state of repair consistent with first class ownership and management practice.

27.9	Dismantling

(a)	The Obligors shall procure a safe sustainable and socially responsible policy with respect to dismantling of the Vessels and any other vessel owned or controlled by the Group.

(b)	Each Vessel Owner shall procure that the Vessel owned by it has an Inventory of Hazardous Material (IHM), in respect of the relevant Vessel owned by it, which shall be maintained and available throughout the lifespan of that Vessel.

(c)	The Obligors shall ensure that the Vessels and any other vessel owned or controlled by the Group, taken out of service for dismantling, scrapping or recycling or sold to an intermediary with the intention of being dismantled, scrapped, or recycled, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation, 2013.

27.10	Fair Market Value

(a)	The Borrower shall ensure that the aggregate Fair Market Value of the Vessels is at least 170% of the aggregate outstanding Utilisations (the "Market Value Ratio").

(b)	If and when at any time the Fair Market Value of the Vessels fall below the Market Value Ratio, the Borrower shall within fifteen (15) Business Days from the date of the Fair Market Compliance Certificate showing the non-compliance with the Market Value Ratio, at the Borrower's election, either:

(i)	provide additional Security by way of a cash collateral in favour of the Security Agent (on behalf of the Finance Parties) (i.e. increasing the numerator);

(ii)	provide other additional Security acceptable to the Security Agent (on behalf of the Majority Lenders) (i.e. increasing the numerator); or

(iii)	prepay such portion of the Loans in accordance with Clause 9.3 (Voluntary prepayment of Loans) (i.e. reducing the denominator),

in order to restore compliance with the Market Value Ratio. The additional Security mentioned in (i) and/or (ii) shall be released as soon as practicable after the date of the Fair Market Compliance Certificate showing the compliance with the Market Value Ratio.

(c)	The Borrower shall, at its own expense, arrange for the Fair Market Value of each of the Vessels to be determined semi-annually, and based on valuations being not older than 10 days before end of December and June, and the Borrower shall submit a Fair Market Value Compliance Certificate in accordance with Clause 24.2 (Provision and contents of Compliance Certificates), setting out compliance with this Clause 27.10, together with copies of the applicable valuation reports enabling the Lenders to determine and monitor the Obligors' compliance.

(d)	Notwithstanding the above, the Agent may at any time acting on instructions from the Majority Lenders, require further valuations of the Vessels to be obtained from Approved Brokers, provided that such valuations are for the account of the Agent (on behalf of the Lenders), unless an Event of Default has occurred, in which case it shall be for the account of the Borrower.

(e)	The valuations obtained by the Borrower shall to the extent obtainable by the brokers also be addressed to the Agent.

27.11	Management

(a)	The commercial and technical management of each Vessel shall be performed by a Manager.

(b)	The Manager for the Vessels may only be changed with the Lenders' prior written consent, such consent not to be unreasonably withheld, unless the new Manager is a member of the Group in which case no consent is required.

27.12	Restrictions on chartering etc.

(a)	No Obligor shall let a Vessel on bareboat charter for any period without the prior written consent of the Agent, other than bareboat charter to the Borrower.

(b)	Contracts for the employment of the Vessels with any third party shall be entered into by any of the Obligors.

27.13	Accounts and Cash Pool Arrangement

(a)	All bank accounts of the Obligors shall be held with the Account Bank.

(b)	Each Obligor shall ensure that:

(i)	the Earnings Accounts are included in the Cash Pool Arrangement; and

(ii)	all Earnings are paid to the Earnings Accounts.

(c)	The Obligors may freely operate the Earnings Accounts and the Cash Pool Arrangement, subject to the terms of the Cash Pool Agreement until the occurrence of an Event of Default which is continuing.

(d)	Upon the occurrence of an Event of Default which is continuing, the Agent may instruct the Borrower to cancel the Cash Pool Arrangement and the Borrower shall (and shall procure that the Vessel Owners shall) promptly cancel the Cash Pool Arrangement and procure that any remaining balance of the Vessel Owners credited on the Cash Pool Arrangement is immediately transferred to separate accounts held with the Account Bank, which shall be pledged in favour of the Security Agent (on behalf of the Finance Parties).

28.	Events of Default

Each of the events or circumstances set out in this Clause 28 is an Event of Default (save for Clause 28.14 (Acceleration).

28.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

28.2	Financial covenants and other obligations

(a)	Any requirement of Clause 25 (Financial covenants), unless remedied within three (3) Business Days of the Default.

(b)	Any requirement of Clause 26.8 (Use of Proceeds), Clause 26.6 (Sanctions) or Clause 27.1 (Vessel insurances), is not satisfied.

(c)	An Obligor does not comply with any provision of any Transaction Security Document.

28.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 (Non-payment) and Clause 28.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (i) the Agent giving notice to the Borrower or relevant Obligor and (ii) the Borrower or an Obligor becoming aware of the failure to comply.

28.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered, or any information provided, by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, provided that no Event of Default will occur under this Clause 28.4 if the event or circumstance giving rise to the representation, warranty or statement being incorrect or misleading is capable of remedy and is remedied within ten (10) Business Days of the earlier of the Agent giving notice to the Borrower or any Obligor becoming aware of the failure to comply.

28.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 28.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 10,000,000 (or its equivalent in any other currency or currencies).

28.6	Insolvency

(a)	Any Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

28.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

28.8	Creditors' process

Any expropriation, attachment, arrest, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor, provided the relevant claims involved exceed EUR 10,000,000 (or its equivalent in any other currency or currencies) and such process is not discharged within 30 days.

28.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

28.10	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

28.11	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

28.12	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

28.13	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

28.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel each Available Commitment of each Lender at which time each such Available Commitment shall immediately be cancelled and the Facilities shall immediately cease to be available for further utilisation;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable; and/or

(v)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

29.	Changes to the Lenders

29.1	Assignments and transfers by the Lenders

Subject to this Clause 29, a Lender (the "Existing Lender") may assign any of its rights or transfer by novation any of its rights and obligations, under any Finance Document, to:

(a)	another bank or financial institution; or

(b)	a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets,

such entity, the "New Lender".

29.2	Conditions of transfer

(a)	The consent of the Issuing Bank is required for any transfer by an Existing Lender of any of its rights and/or obligations under the Guarantee Facility.

(b)	A transfer will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender;

(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of any Facility.

(d)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.3	Assignment or transfer fee

(a)	Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

(b)	No fee is payable pursuant to paragraph (a) above if:

(i)	the Agent agrees that no fee is payable; or

(ii)	the assignment or transfer is made by an Existing Lender:

(A)	to an Affiliate of that Existing Lender;

(B)	to a fund which is a Related Fund of that Existing Lender; or

(C)	in connection with primary syndication of any Facility.

29.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

29.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 29.2 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders and the Issuing Bank shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

29.6	Copy of Transfer Certificate or Increase Confirmation to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate or Increase Confirmation.

29.7	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

30.	Restriction on Debt Purchase Transactions

30.1	Prohibition on Debt Purchase Transactions by the Group

The Borrower shall not, and shall procure that no other member of the Group nor any Affiliates shall, enter into any transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

31.	Changes to the Obligors

31.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except if a Vessel is sold to another member of the Group in accordance with Clause 27.4 (Flag and ownership).

SECTION 10
THE FINANCE PARTIES

32.	Role of the Agent, the SECURITY AGENT, the Arranger, the issuing bank and Others

32.1	Appointment of the Agent and the Security Agent

(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties appoints the Security Agent to act as security agent under and in connection with the Transaction Security Documents and the Finance Documents.

(c)	Each of the other Finance Parties authorises each of the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)	In relation to any Transaction Security governed by Danish law (the "Danish Transaction Security"), each other Secured Party appoints the Security Agent to act as its agent and security agent under and in connection with the Transaction Security Documents relating to the Danish Transaction Security, and the Borrower and any other Obligor acknowledges and accepts that the Security Agent acts as agent and representative (in Danish: fuldmægtig og repræsentant) for and on behalf of the Secured Parties in accordance with section 18(1), cf. section 1(2) of the Danish Capital Markets Act as amended and restated from time to time (in Danish: kapitalmarkedsloven). The Security Agent shall receive and hold any security interest created or purported to be created under any Transaction Security Document governed by Danish law (whether agreed in contract or implied pursuant to conflict of law rules) and the Security Agent shall enter into and enforce such documents on behalf of and for the benefit of the Secured Parties.

(e)	Each other Secured Party authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Transaction Security Documents (including the Danish Transaction Security provided thereunder) together with any other incidental rights, powers, authorities and discretions.

32.2	Instructions

(a)	The Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent and Security Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent and the Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent and the Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

32.3	Duties of the Agent and the Security Agent

(a)	The Agent's and the Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent and the Security Agent for that Party by any other Party.

(c)	Without prejudice to Clause 29.6 (Copy of Transfer Certificate or Increase Confirmation to Borrower) paragraph (b) above shall not apply to any Transfer Certificate or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Security Agent, the Arranger or the Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arranger or the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group

The Agent, the Security Agent, the Arranger and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7	Rights and discretions

(a)	The Agent, the Security Agent and the Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent and the Security Agent (and so separate from any lawyers instructed by the Lenders) if the Agent or the Security Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent and the Security Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent's or the Security Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent and the Security Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Issuing Bank is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.8	Responsibility for documentation

None of the Agent, the Security Agent, the Arranger or the Issuing Bank is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, the Issuing Bank, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or the Issuing Bank), the Agent, the Security Agent and the Issuing Bank will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Security Agent or the Issuing Bank) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent or the Issuing Bank in respect of any claim it might have against the Agent, the Security Agent or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Security Agent or the Issuing Bank may rely on this paragraph (b).

(c)	The Agent and the Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent if the Agent or the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's, the Security Agent's liability, any liability of the Agent or the Security Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or the Security Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent or the Security Agent at any time which increase the amount of that loss. In no event shall the Agent or the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent or the Security Agent has been advised of the possibility of such loss or damages.

32.11	Lenders' indemnity to the Agent and the Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent and/or the Security Agent (otherwise than by reason of the Agent's or Security Agent's gross negligence or wilful misconduct) in acting as Agent or Security Agent under the Finance Documents (unless the Agent or Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

32.12	Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates acting through an office in Norway as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Security Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with the Borrower) may appoint a successor Agent or Security Agent (acting through an office in Norway.

(d)	If the Agent or Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or security agent and the Agent or Security Agent is entitled to appoint a successor Agent or Security Agent under paragraph (c) above, the Agent or Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or Security Agent to become a party to this Agreement as Agent or Security Agent) agree with the proposed successor Agent or Security Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent or Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's or Security Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent shall, make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents. The Borrower shall, within three (3) Business Days of demand, reimburse the retiring Agent or Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's or Security Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and/or Clause 18.4 (Indemnity to the Security Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent or Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent or Security Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent or Security Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent or Security Agent under the Finance Documents, either:

(i)	the Agent or Security Agent fails to respond to a request under Clause 16.6 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent or Security Agent pursuant to Clause 16.6 (FATCA information) indicates that the Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent or Security Agent notifies the Borrower and the Lenders that the Agent or Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent or Security Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent or Security Agent, requires it to resign.

32.13	Replacement of the Agent and Security Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent or Security Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent or Security Agent by appointing a successor Agent or Security Agent.

(b)	The retiring Agent or Security Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(c)	The appointment of the successor Agent or Security Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent or Security Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and/or Clause 18.4 (Indemnity to the Security Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent or Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent and Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent and Security Agent shall not be deemed to have notice of it.

32.15	Relationship with the Lenders

(a)	The Agent and the Security Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's or Security Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, and (where communication by electronic mail or other electronic means is permitted under Clause 36.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses) and paragraph (a)(ii) of Clause 36.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.16	Hedge Counterparties

(a)	Each Hedge Counterparty agrees that it is a party to this Agreement and that any Hedging Agreement is considered a Finance Document solely for the purpose of any Obligor's obligations under the Hedging Agreements being included under the Security created by the Transaction Security Documents.

(b)	Any Hedging Agreement shall only enjoy the benefit of protection of the Transaction Security Documents if and to the extent such Hedging Agreement is entered into in accordance with Clause 26.12 (Hedging arrangements).

(c)	Clause 2.3 (Finance Parties' rights and obligations) shall not apply to any hedge Counterparty in respect of the Transaction Security Documents and no Hedge Counterparty may separately enforce any rights under the Transaction Security Documents.

(d)	Each Hedge Counterparty shall promptly notify the Agent upon the occurrence of an early termination event or a default by an Obligor of its obligations under a Hedging Agreement.

(e)	Any of the Lenders or an Affiliate of a Lender, may accede to this Agreement and become a "Hedge Counterparty" by entering into an accession agreement with the Agent (on behalf of the Finance Parties).

(f)	Each Hedge Counterparty hereby declares and agrees that;

(i)	it shall not take any action to enforce any of its rights under any Transaction Security Documents unless and until all monies outstanding to the other Finance Parties have been fully and irrevocably paid and discharged in full and no Commitment is longer in force; and

(ii)	no Hedge Counterparty may assign any of its rights, or transfers or novate any of its rights and obligations (as the case may be) under the Finance Documents other than by way of a novation (Nw.: overdragelse av rettigheter og forpliktelser) to another Hedge Counterparty.

32.17	Credit appraisal by the Lenders and the Issuing Bank

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Issuing Bank confirms to the Agent, the Security Agent, the Arranger and the Issuing Bank, that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender or Issuing Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness, and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.18	Agent's and Security Agent's management time

Any amount payable to the Agent or Security Agent under Clause 18.3 (Indemnity to the Agent), Clause 18.4 (Indemnity to the Security Agent), Clause 20 (Costs and expenses) and Clause 32.11 (Lenders' indemnity to the Agent and Security Agent) shall include the cost of utilising the Agent's or Security Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent or Security Agent under Clause 15 (Fees).

32.19	Deduction from amounts payable by the Agent or the Security Agent

If any Party owes an amount to the Agent or Security Agent under the Finance Documents the Agent or Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.20	Reliance and engagement letters

Each Finance Party confirms that each of the Arranger, Security Agent and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, Security Agent or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.21	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 32.21.

33.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	Sharing among the Finance Parties

34.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank in respect of any cash cover provided for the benefit of that Issuing Bank.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

34.5	Exceptions

(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

35.	Payment Mechanics

35.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 22.3 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

35.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 35.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

35.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents (excluding any Hedging Agreement);

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents (excluding any Hedging Agreement);

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (excluding any Hedging Agreement); and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under any Hedging Agreement.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

(d)	Notwithstanding anything to the contrary herein, including the order of application set out in paragraph (a), in the event that DNB Bank ASA in its capacity as Account Bank, Lender or Hedge Counterparty receives or recovers any payment relating to the Cash Pool Arrangement by set-off or otherwise (the "Cash Pool Settlement"), and in effect discharges a corresponding part of the outstanding liabilities under the Finance Documents, then DNB Bank ASA in such capacities agrees that either:

(i)	a corresponding proportion of the remaining Transaction Security shall be applied towards payment to the other Finance Parties which did not benefit from the Cash Pool Settlement (on a pro-rata basis) only; or

(ii)	that it will turn over the Cash Pool Settlement to the Agent in accordance with Clause 34 (Sharing among the Finance Parties) in order for this to be distributed in accordance with paragraph (a) to restore and rectify the deviation from paragraph (a) that the Cash Pool Settlement has caused.

35.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, EUR is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than EUR shall be paid in that other currency.

35.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

36.	Notices

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

36.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Cadeler A/S

Arne Jacobsen Allé 7

2300 København

Copenhagen

Email: peter.brogaard@cadeler.com

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, the Issuing Bank or the Security Agent:

DNB Bank ASA

Postboks 1600, Sentrum

0021 Oslo

Att: Agentdesk

If by courier:

DNB Bank ASA

Dronning Eufemias gate 30

0191 Oslo

Att: Agentdesk

Email: agentdesk@dnb.no

or any substitute address, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

36.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of email, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 36.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

36.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

36.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

36.6	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address (or if such email addresses are included in the applicable Finance Documents) and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document or documents being delivered shall be construed to include that communication being made available in accordance with this Clause 36.6.

36.7	Direct electronic delivery by Borrower

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 36.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

36.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	Calculations and Certificates

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

38.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40.	Amendments and Waivers

40.1	Required consents

(a)	Subject to Clause 40.2 (All Lender matters) and Clause 40.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 32.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 40 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

40.2	All Lender matters

Subject to Clause 40.4 (Replacement of Screen Rate), an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facilities;

(f)	a change to the Borrower or Guarantors other than in accordance with Clause 31 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.3 (Finance Parties' rights and obligations), Clause 9.1 (Illegality), Clause 10 (Mandatory prepayment and cancellation), Clause 11.8 (Application of prepayments), Clause 29 (Changes to the Lenders), Clause 31 (Changes to the Obligors), this Clause 40, Clause 44 (Governing law) or Clause 45.1 (Jurisdiction);

(i)	(other than as expressly permitted by the provisions of any Finance Document) a reduction in the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); and

(j)	the release of any guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

40.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, the Issuing Bank, the Security Agent, a Hedge Counterparty or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, the Issuing Bank, the Security Agent, that Hedge Counterparty or that Reference Bank, as the case may be.

40.4	Replacement of Screen Rate

(a)	Subject to paragraph (a) of Clause 40.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate;

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fall-back (and market disruption) provisions for that Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	In this Clause 40.4:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(A)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(ii)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(iii)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Screen Rate.

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(i)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(ii)

(A)

(1)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent;

(2)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(B)	the administrator of that Screen Rate publicly announces that it has ceased or will cease to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(C)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(D)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(iii)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fall-back policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(B)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 30 days; or

(iv)	in the opinion of the Majority Lenders and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

40.5	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 17.1 (Increased Costs), Clause 16.1 (Tax gross-up) or Clause 16.2 (Tax Indemnity) to any Lender, then the Borrower may, on ten (10) Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a "Replacement Lender") which is acceptable to the Agent and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 40.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than ten (10) after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 40.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate, in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

40.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facilities; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender's Commitments under the Facilities will be reduced by the amount of its Available Commitments under the Facilities and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 40.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.7	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days' prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to an Eligible Institution (a "Replacement Lender") which is acceptable to Agent and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 40.7 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than sixty (60) after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

41.	Confidential Information

41.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information) and Clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 32.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.7 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

41.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 44 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for the Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

41.4	Entire agreement

This Clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41.

41.7	Continuing obligations

The obligations in this Clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	Confidentiality of Funding Rates

42.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to Clause 12.5 (Notification of rates of interest); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

42.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 42.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42.

42.3	No Event of Default

No Event of Default will occur under Clause 28.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 42.

43.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

44.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Norwegian law.

45.	Enforcement

45.1	Jurisdiction

(a)	The courts of Norway, the venue to be the Oslo District Court, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

Part I – Revolving Facility Commitment

Name of Original Lender	Revolving Facility Commitment
DNB Bank ASA	EUR 150,000,000
EUR 150,000,000

Schedule 2
Conditions Precedent
Part I – Conditions Precedent to Utilisation

1.	Obligors

(a)	Copies of the memorandum and articles of association and certificate of incorporation or registration (as the case may be) of each Obligor and an up-to-date transcript from the Danish Business Authority (in Danish: Erhvervsstyrelsen) in respect of the Borrower.

(b)	A copy of a resolution of the board directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	appointing the Borrower to act on behalf of it in relation to the Finance Documents pursuant to Clause 2.4 (Obligors' Agent).

(c)	A specimen of the signature (which can be by way of copy of passport) of each person signing the Finance Documents on behalf of an Obligor.

(d)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2, item 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar binding limit to be exceeded.

(e)	If applicable, a copy of a power of attorney of each Obligor authorizing a specified person or persons to, inter alia, execute the Finance Documents to which it is a party on its behalf.

(f)	(if required) a copy of the shareholder(s) resolutions of each Obligor.

(g)	Such other documentation and evidence required by each of the Lenders (on behalf of itself) to complete its "know your customer" checks as described in Clause 24.9 ("Know your customer" checks).

2.	Finance Documents

(a)	This Agreement executed by the parties thereto.

(b)	A letter from the Agent regarding effective rate of interest, duly countersigned by the Borrower.

(c)	Any Fee Letter(s), duly signed by the parties thereto.

(d)	A Utilisation Request, duly executed and giving not less than three (3) Business Days' notice of drawdown.

(e)	A Compliance Certificate, a Contracted Cash Flows Certificate and a Fair Market Value Compliance Certificate, including copies of valuation reports for the determination of the Fair Market Value of the Vessels, duly executed.

(f)	A Green Loan Compliance Certificate, duly executed and evidencing compliance with the Green Revenue Criterion.

3.	Other documents and evidence

(a)	A copy of the Original Financial Statements and most up-to-date financial statements of the Borrower.

(b)	A copy of any other Authorisation or other document, opinion or assurance required by the Agent in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	Evidence that the fees, costs and expenses due from the Borrower pursuant to Clause 15 (Fees) and Clause 20 (Costs and expenses) have been paid or will be paid by the first Utilisation Date or, if earlier, on its due date.

(d)	If relevant, assurance that any withholding tax will be paid or application to tax authorities is or will be sent.

(e)	Any partnership or shareholder agreements in respect of the Borrower or any of the Obligors.

(f)	A copy of all intercompany loan agreements.

(g)	A copy of any Management Agreements.

(h)	A subordination statement by the Manager, in form and substance acceptable to the Agent, whereupon the Manager fully subordinates its claims under any Management Agreements to the claims of the Finance Parties under the Finance Documents.

(i)	A subordination statement or statements, in form and substance acceptable to the Agent, whereupon any member of the Group being a creditor in respect of an intragroup loan to an Obligor, fully subordinates its claims under such intragroup loan, to the claims of the Finance Parties under the Finance Documents, save that interest and principal repayments may be paid for as long as no Event of Default has occurred and is continuing.

(j)	Evidence that all Insurances in respect of the relevant Vessel in accordance with Clause 27.1 (Vessel insurances) are in place and (at the Borrower's cost) an insurance report from BankServe, Marsh or AON or any other international reputable insurance consultants acceptable to the Agent confirming the compliance with Clause 27.1.

(k)	Evidence that the Existing Facilities will be cancelled and repaid in full prior to, or simultaneously with, the first drawdown under the Revolving Facility, and that any collateral related thereto shall be released or cancelled.

(l)	Any documentation required in addition to this Agreement for the replacement of the Existing Guarantee Facility.

(m)	A copy of the Newbuilding Contract, if available.

(n)	A letter from the Obligors’ process agent in England addressed to the Agent confirming its appointment as process agent in relation to the English law governed Transaction Security Documents in a form acceptable to the Agent.

(o)	Such other documents and evidence as may reasonably be required by the Lenders prior to the first Utilisation Date.

4.	Vessel Documents

(a)	Copies of the class certificate and other relevant certificates, in respect of each Vessel, including:

(i)	a copy of the Minimum Safe Manning Certificate;

(ii)	a copy of the Vessel's safety management certificate issued pursuant to the ISM Code;

(iii)	a copy of the certificate issued pursuant to the ISPS Code;

(iv)	a copy of the Document of Compliance for the Technical Manager;

(v)	a copy of the load-line certificate;

(vi)	a copy of the IOPP (International Oil Pollution Prevention) Certificate;

(vii)	a copy of the SOLAS (International Convention for Safety of Life at Sea) Certificate; and

(viii)	a copy of the Ship Radio License.

(b)	Inventory of Hazardous Material (IHM) in respect of each Vessel (including statement of compliance for each vessel prepared and issued in accordance with the requirements of the Hong Kong Convention and/or the EU Ship Recycling Regulation).

Part II – Conditions Precedent to be fulfilled on the Utilisation Date

1.	Finance Documents

(a)	The Assignment of Earnings (Borrower), duly signed by all parties.

(b)	If applicable, duly executed and dated notices in accordance with the Assignment of Earnings (Borrower), duly signed by all parties.

(c)	If applicable, duly executed and dated acknowledgements (if obtainable on a best efforts basis) in accordance with the Assignment of Earnings (Borrower), duly signed by the applicable parties.

(d)	The Assignments of Earnings (Vessel Owners), duly signed by all parties.

(e)	If applicable, duly executed and dated notices and acknowledgements in accordance with the Assignments of Earnings (Vessel Owners), duly signed by all parties.

(f)	The Assignment of Hedging Claims, duly signed by all parties.

(g)	If applicable, duly executed and dated notices and acknowledgements in accordance with the Assignment of Hedging Claims, duly signed by all parties.

(h)	The Assignment of Intercompany Loans, duly signed by all parties.

(i)	If applicable, duly executed and dated notices and acknowledgements in accordance with the Assignment of Intercompany Loans.

(j)	The Share Pledges, duly signed by all parties, including the relevant shares certificates in relation thereto and the ancillary documents/instruments attached to each Share Pledge.

(k)	The Assignment of Insurances, duly signed by all parties.

(l)	Duly executed notices in respect of the Assignment of Insurances, in respect of the relevant Vessel, and evidence that these have been delivered to the relevant insurers/brokers.

(m)	Duly executed letters of undertakings and acknowledgements (if obtainable on a best efforts basis), as applicable, from the relevant insurers/brokers in respect of the Assignment of Insurances, in respect of the relevant Vessel.

(n)	The Mortgage (including any amendment or supplement thereto), in respect of the relevant Vessel, duly signed and registered on first priority in the Approved Ship Registry against the relevant Vessel.

(o)	The Declaration of Trust, duly executed by the parties thereto.

(p)	Transcript of Register from the Approved Ship Registry that the applicable Vessel Owner is registered as the owner of the relevant Vessel and that the applicable Mortgage is registered on first priority and that no other encumbrances or mortgages whatsoever are registered against the relevant Vessel.

2.	Legal opinions

Executed versions of the following legal opinions, each addressed to the Finance Parties:

(a)	a legal opinion to be issued by Advokatfirmaet Wiersholm AS, the legal advisers to the Agent as to Norwegian law;

(b)	a legal opinion from Chrysses Demetriades & Co. LLC, the legal advisers to the Agent as to Cypriot law matters;

(c)	a legal opinion from Bruun & Hjejle Advokatpartnerselskab, the legal adviser to the Agent as to Danish law matters;

(d)	a legal opinion from Watson Farley & Williams LLP, the legal adviser to the Agent as to English law matters; and

(if applicable) any other legal opinions required by the Agent in respect of any Relevant Jurisdiction

Schedule 3
Requests and Notices

Part I

Utilisation Request

Loans

From:	Cadeler A/S

To:	DNB Bank ASA

loanadmin.corporate@dnb.no

Dated:

Dear Sirs

Cadeler A/S – EUR 185,000,000 Green Facilities Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
(b)	Amount:	[ ]
(c)	Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facilities Agreement is satisfied on the date of this Utilisation Request and will be satisfied on the relevant Utilisation Date.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]/[The proceeds of this Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

Cadeler A/S

Part II

Utilisation Request

Letters of Credit

From:	Cadeler A/S

To:	DNB Bank ASA

loanadmin.corporate@dnb.no

Dated:

Dear Sirs

Cadeler A/S – EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below on the following terms:

(a)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
(b)	Facility to be utilised:	Guarantee Facility
(c)	Currency of Letter of Credit:	EUR
(d)	Amount:	[ ]
(e)	Beneficiary:	[ ]
(f)	Term:	[ ]

3.	We confirm that the representations and warranties in Clause 23 (Representations) of the Facilities Agreement are true and will be true on the proposed Utilisation Date.

4.	We confirm that no Default is continuing or would result from the proposed Utilisation.

5.	The purpose of this proposed Letter of Credit is securing the Borrower's and/or a Vessel Owner's Performance Obligations related to [ ].

6.	This Utilisation Request is irrevocable.

7.	[Specify delivery instructions].

Yours faithfully

authorised signatory for

Cadeler A/S

Part III – Selection Notice

(Request for conversion into ordinary Loan)

From:	Cadeler A/S

To:	DNB Bank ASA

loanadmin.corporate@dnb.no

Dated:

Dear Sirs

Cadeler A/S – EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We hereby declare a Voluntary Conversion in accordance with Clause 12.2 (Green Loan Margin Discount).

3.	This Selection Notice is irrevocable.

Yours faithfully

Cadeler A/S

Schedule 4
Form of Transfer Certificate

To:	DNB Bank ASA as Agent and DNB Bank ASA as Security Agent

Agentdesk@dnb.no

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Cadeler A/S – EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The facility office, address and attention details for notices of the New Lender for the purposes of Clause [●] (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 29.4 (Limitation of responsibility of Existing Lenders).

4.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.	This Agreement is governed by Norwegian law.

6.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

Schedule 5
Form of Compliance Certificate

To:	DNB Bank ASA as Agent

Agentdesk@dnb.no

From:	Cadeler A/S

Dated:

Dear Sirs

Cadeler A/S – EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

Clause	Test	Figures/calculations	Compliance
25.2 (a)	Equity Ratio

A: Total Equity
B: Total Assets

	Requirement: ratio of A to B to be more than 0.4		[yes/no]

25.2 (b)	Free Liquidity

A: Cash
B: Cash Equivalent Investments
C: Gross Interest Bearing Debt

	Requirement: The aggragate of A and B to be minimum the higher of (i) EUR 10,000,000 or (ii) 7.5 % of C		[yes/no]

3.	We confirm that no Default is continuing.*

Signed
[Chief Executive Officer]/[Chief Financial Officer]
of
Cadeler A/S

NOTES:

*	If this statement cannot be made, the Compliance Certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 6
Form of Contracted Cash Flows Certificate

To:	DNB Bank ASA as Agent

Agentdesk@dnb.no

From:	Cadeler A/S

Dated:

Dear Sirs

Cadeler A/S – EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Contracted Cash Flows Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Contracted Cash Flows Certificate unless given a different meaning in this Contracted Cash Flows Certificate.

2.	We estimate that the Contracted Cash Flows is EUR [ ] (or the equivalent in any other currency) (the "Estimated Amount").

3.	The Estimated Amount has been determined in the following way:

[Description of the calculations used to determine the Estimated Amount (in reasonable detail)].

4.	[We attach a copy of any charters and employment contracts used in the calculation of the Estimated Amount.]/[There are no charters or employment contracts used in the calculation of the Estimated Amount which have not previously been provided to the Agent.]

Signed
Chief Financial Officer
of
Cadeler A/S

Schedule 7
Timetables

Loans in euro
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30am
Agent determines (in relation to a Utilisation) the amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-3 Noon
EURIBOR is fixed	Quotation Day 11:00 a.m. in 11.00 a.m. (Brussels time) in respect of EURIBOR
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 14.2 (Calculation of Reference Bank Rate)	Quotation Day 11:30 a.m. (Brussels time) in respect of EURIBOR

"U"	=	date of utilisation or, if applicable, in the case of a Facility Loan that has already been borrowed, the first day of the relevant Interest Period for that Facility Loan.
"U – X"	=	X Business Days prior to date of utilization

Schedule 8
Form of Increase Confirmation

To:	DNB Bank ASA as Agent, DNB Bank ASA as Security Agent (Agentdesk@dnb.no), and Cadeler A/S as Borrower, for and on behalf of each Obligor

From:	[the Increase Lender] (the "Increase Lender")

Dated:

Cadeler A/S – EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the "Relevant Commitment(s)") as if it had been an Original Lender under the Facilities Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment(s) is to take effect (the "Increase Date") is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 36.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (i) of Clause 2.2 (Increase) of the Facilities Agreement.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement and any non-contractual obligations arising out of or in connection with are governed by Norwegian law.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment(s)/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]
By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Security Agent and the Increase Date is confirmed as [     ].

Agent
By:

Security Agent
By:

Schedule 9
Form of Green Loan Compliance Certificate

To:	DNB Bank ASA as Agent

Agentdesk@dnb.no

From:	Cadeler A/S

Dated:

Dear Sirs

Cadeler A/S – EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Green Loan Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Green Loan Compliance Certificate unless given a different meaning in this Green Loan Compliance Certificate.

2.	We confirm that (in relation to the Vessels):

Test – Green Revenue Criterion	Figures/calculations	Compliance
Maximum 5% of consolidated annual turnover of the Borrower is derived from non-offshore wind installation activities.		[yes/no]

Signed
[Chief Executive Officer]/[Chief Financial Officer]
of
Cadeler A/S

Schedule 10
Form of Fair Market Value Compliance Certificate

To:	DNB Bank ASA as Agent

Agentdesk@dnb.no

From:	Cadeler A/S

Dated:

Dear Sirs

Cadeler A/S – EUR 185,000,000 Senior Secured Green Revolving Credit Facility Agreement dated 29 June 2022 (the "Facilities Agreement")

1.	We refer to the Facilities Agreement. This is a Fair Market Value Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Fair Market Value Compliance Certificate unless given a different meaning in this Fair Market Value Compliance Certificate.

2.	We confirm that:

Clause	Test	Figures/calculations	Compliance
27.10	Fair Market Value

A: Fair Market Value Wind Orca
B: Fair Market Value Wind Osprey
C: Total outstanding Utilisations

	Requirement: The sum of A and B to be minimum 170% of C		[yes/no]

3.	Attached hereto are two independent valuations for the determination of the Fair Market Value of each Vessel.

Signed
[Chief Executive Officer]/[Chief Financial Officer]
of
Cadeler A/S

SIGNATURES

THE BORROWER

CADELER A/S

By:	/s/ Jacob Christian Gregersen
Jacob Christian Gregersen

duly authorised attorney-in-fact

THE GUARANTORS

WIND ORCA LIMITED

By:	/s/ Jacob Christian Gregersen
Jacob Christian Gregersen

duly authorised attorney-in-fact

WIND OSPREY LIMITED

By:	/s/ Jacob Christian Gregersen
Jacob Christian Gregersen

duly authorised attorney-in-fact

THE ARRANGER

DNB BANK ASA

By:	/s/ Jan Christian Borvik
Jan Christian Borvik

Attorney-in-Fact Advokatfirmaet Wiersholm AS

THE AGENT

DNB BANK ASA

By:	/s/ Jan Christian Borvik
Jan Christian Borvik

Attorney-in-Fact Advokatfirmaet Wiersholm AS

THE SECURITY AGENT

DNB BANK ASA

By:	/s/ Jan Christian Borvik
Jan Christian Borvik

Attorney-in-Fact Advokatfirmaet Wiersholm AS

THE BOOKRUNNER AND GREEN ADVISOR

DNB BANK ASA

By:	/s/ Jan Christian Borvik
Jan Christian Borvik

Attorney-in-Fact Advokatfirmaet Wiersholm AS

THE ORIGINAL LENDERS

DNB BANK ASA

By:	/s/ Jan Christian Borvik
Jan Christian Borvik

Attorney-in-Fact Advokatfirmaet Wiersholm AS

THE ORIGINAL HEDGE COUNTERPARTY

DNB BANK ASA

By:	/s/ Jan Christian Borvik
Jan Christian Borvik

Attorney-in-Fact Advokatfirmaet Wiersholm AS

THE ACCOUNT BANK

DNB BANK ASA

By:	/s/ Jan Christian Borvik
Jan Christian Borvik

Attorney-in-Fact Advokatfirmaet Wiersholm AS

THE ISSUING BANK

DNB BANK ASA

By:	/s/ Jan Christian Borvik
Jan Christian Borvik

Attorney-in-Fact Advokatfirmaet Wiersholm AS